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                                                                     EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT


This Stock Purchase Agreement (the "Agreement"), dated as of June 19, 1996, by and among Dr. A. Doets ("Doets"), Dr. N. Th.P. Roozekrans ("Roozekrans") (Doets and Roozekrans together hereinafter "the Shareholders"), EuroMed Europe B.V., a Netherlands corporation ("Purchaser") and wholly-owned subsidiary of EuroMed, Inc., a Nevada corporation ("EurOMed") and EuroMed.

W I T N E S S E T H:

WHEREAS, Shareholders hold together all of the issued and outstanding shares of capital stock ("the Stock") of the Netherlands corporation Nydima B.V. ("Nydima") and N.T.P. Consult B.V. ("Consult") (Nydima and Consult together also referred to as the "Companies"), which together hold all of the issued and outstanding stock of the Netherlands corporation Mutarestes B.V. ("Mutarestes"), which in turn owns all of the issued and outstanding stock of Pluripharm International B.V. ("Pluripharm"), which in turn owns all of the issued and outstanding stock of De Nieuwe Wereld B.V. ("DNW") (Mutarestes, Pluripharm and DNW together hereinafter to be referred to as the "Subsidiaries"), and the Shareholders desire to sell and Purchaser desires to purchase the Stock;

WHEREAS, this Agreement sets forth the conditions subject to which Purchaser will purchase from the Shareholders all of the Stock;
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WHEREAS, in addition to this Agreement the Shareholders have in a separate agreement (the Pluripharm Stock Purchase Agreement) agreed to sell to Purchaser, by means of the present sale of the Companies, the stock in the Subsidiaries;

WHEREAS, the Shareholders have personally assumed certain liabilities vis-a-vis Purchaser and Purchaser and EuroMed have accepted certain liabilities vis-a-vis the Shareholders as set out in the Pluripharm Stock Purchase Agreement in relation to the Subsidiaries.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE 1                 PURCHASE OF THE STOCK

1.1 Subject to the terms and conditions contained herein and the conditions precedent included in the Pluripharm Stock Purchase Agreement, Purchaser agrees to purchase the Stock from the Shareholders, and the shareholders agree to sell the Stock to Purchaser at the Closing (as defined in the Pluripharm Stock Purchase Agreement).
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1.2      The Stock consists of 40 shares with a par value of NLG 1,000 in the capital stock of each of Nydima and Consult, which shares represent all of the outstanding stock of Nydima and Consult.

ARTICLE 2                 PURCHASE PRICE

The purchase price amounts to the aggregate of:

-        NLG 10,000,000;

-        850,000 shares of EuroMed stock with a par value of $0.01;

- the intrinsic value of the Stock decreased with the value of the Subsidiaries as such value appears from the balance statement of the Companies per 1 July 1996.


ARTICLE 3                 THE PLURIPHARM STOCK PURCHASE AGREEMENT

3.1 In addition to the present agreement the parties have entered in the Pluripharm Stock Purchase Agreement, which agreement sets out the terms and conditions agreed between the parties in respect of the Subsidiaries.
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ARTICLE 4                 CLOSING

4.1      At the Closing:

         - the Shareholders will deliver the Stock to Purchaser, by means of the execution of a notarial deed to be executed by civil law notaries Van Apeldoorn/Taselaar at Ede, the Netherlands,

         - the purchase price will be paid and the EuroMed Stock will be delivered to the Shareholders; such other actions will be taken as have been agreed in the Pluripharm Stock Purchase Agreement and as will be necessary to complete the transactions envisaged by this Agreement and the Pluripharm Stock Purchase Agreement.

ARTICLE 5                 REPRESENTATIONS AND WARRANTIES

5.1 With respect to the Subsidiaries the Shareholders make such representations and warranties as have been set out in the Pluripharm Stock Purchase Agreement,

5.2      With respect to the companies the Shareholders make such
         representations and warranties and such promises to Purchaser as will be required from Purchaser by B.V. Holding Maatschappij "De Hondsrug" under paragraphs 3, 4, 5 and 6.5 of the draft
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         "overeenkomst tot koop en verkoop van registeraandelen", which is attached as Schedule 1 hereto.

ARTICLE 6                 INDEMNIFICATION

The indemnification clauses in the Pluripharm Stock Purchase Agreement apply equally to this Agreement, be it that in respect of the representations, warranties and promises made by the Shareholders with respect to the Companies, the restrictions of Article 12.03.(d) of the Pluripharm Stock Purchase Agreement do not apply.

ARTICLE 7                 ACKNOWLEDGEMENT

7.1 The parties acknowledge that the structure of the present transaction is favoured by Doets and Roozekrans and has been chosen on their request. Accordingly the Purchaser has agreed to acquire indirectly the stock in the Subsidiaries by means of acquiring the stock in the Companies, under the assumption that it will be able to sell and transfer immediately upon completion of the present transaction the Stock in the Companies at the intrinsic value thereof, after having arranged for the divestment of the Subsidiaries by the Companies.
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7.2      It is acknowledged that any additional costs resulting from the fact that the structure favoured by Doets and Roozekrans has been chosen will be charged to Doets and Roozekrans and Doets and Roozekrans undertake to reimburse Purchaser for such additional costs.

ARTICLE 8                 CONSENT AS REFERRED TO IN ARTICLE 1:88 OF THE DUTCH
                          CIVIL CODE

8.1 By undersigning this Agreement the spouses of Doets and Roozekrans hereby consent to Doets and Roozekrans entering into the present transactions and to the entering into by Doots and Roozekrans of the obligations and the making of the representations and warranties as mentioned therein, such obligations including indemnification and hold harmless provisions.

ARTICLE 9                 PHARDIS

9.1 The parties acknowledge that Doets and Roozekrans each hold 20% shares in the capital stock of the Netherlands corporation Phardis B.V. Purchaser and EuroMed do not object to such shareholding.
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9.2      Doets and Roozekrans will consult with Purchaser before taking any action in respect of their shares in Phardis B.V., such action to include the sale of and the voting on such shares.

ARTICLE 10                ENTIRE AGREEMENT

10.1 This Agreement, together with the Pluripharm Stock Purchase Agreement supersedes all previous agreements and understandings between the parties concerning the subject matter thereof (including the letter of intent dated 7 May, 1996 and the amendment thereto dated 23 May, 1996) and constitutes the entire agreement between the parties with respect to the subject matter thereof.

ARTICLE 11                CHOICE OF LAWS

11.1 This Agreement and the rights and obligations of the parties hereto are governed by and construed and enforced in accordance with the substantive laws of the Netherlands. Any dispute arising under this Agreement shall be exclusively settled by the competent Court of Arnhem, the Netherlands.

ARTICLE 12                NO RESCISSION
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12.1     All parties waive their rights to rescind the Agreement,

ARTICLE 13                TERMINATION

13.1 This Agreement shall automatically terminate upon the termination of the Pluripharm Stock Purchase Agreement,


ARTICLE 14                GUARANTEE OF EUROMED

14.1 EuroMed guarantees the proper performance by Purchaser of its obligations under this Agreement.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above,


-----------------------------------------
Dr. A. Doets




-----------------------------------------
Dr. N. Th.P. Roozekrans
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-----------------------------------------
EuroMed Europe B.V.




-----------------------------------------
EuroMed, Inc.


For consent in accordance with Article 1:88 Dutch Civil Code




--------------------------------------     -------------------------------------
spouse Mr. A. Doets                        spouse Mr. N. Th.P. Roozekrans